EXHIBIT 99.1

Ranger Energy Services, Inc. Announces Q2 2017 Results

HOUSTON, TX--(August 31, 2017) – Ranger Energy Services, Inc. (NYSE: “RNGR”) (“Ranger” or the “Company”) announced today its results for its second quarter ending June 30, 2017. Highlights for the second quarter were:

•	Revenues were $33.7 million for the three months ended June 30, 2017, a sequential increase of 15.8% from $29.1 million in Q1 2017.
•	Rig utilization as measured by average monthly hours per rig was approximately 213 hours in Q2 as compared to approximately 194 in Q1.
•	Operating loss of $4.9 million for Q2 improved from a loss of $5.7 million in the prior quarter.
•	Net loss of $6.0 million for Q2 improved from a net loss of $6.2 million in the prior quarter.
•	Adjusted EBITDA increased to $3.4 million for Q2, up from $1.1 million in Q1.[1]

In addition, subsequent to June 30, 2017:

•

The Company completed its initial public offering (“IPO”) of Class A common stock on August 16, 2017, raising $85 million in gross proceeds. Approximately 5.9 million shares were sold at a public offering price of $14.50 per share, representing roughly 38% of the Company’s total voting power.

•

In conjunction with the IPO, the Company closed its acquisition of assets from ESCO Leasing, LLC (the “ESCO Acquisition”), adding 49 high-spec rigs to the Ranger fleet. The acquisition provides meaningful geographic diversification while adding a portfolio of high-quality clients and an experienced team.

•

The Company has a strong balance sheet post-IPO, no bank debt, seller notes in aggregate principal amount of $7 million issued as partial consideration for the ESCO Acquisition and approximately $20 million of borrowing capacity under a new $50 million bank facility.

1 Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Please see “Ranger Energy Services, Inc. Predecessor Supplemental Non-GAAP Financial Measures (Unaudited)”  at the end of this press release for a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the most directly comparable GAAP financial measure.

Darron Anderson, Ranger’s CEO, commented:

“We made great progress over the past several months on the operational side of our business.  The quality of our assets, service and safety performance being delivered to our customers continues to translate into increased asset utilization.  We have continued to grow and expand into key basins requiring our high-spec rigs for new well completions and maintenance work.  Our Adjusted EBITDA improved quarter over quarter through our increasing rig utilization as well as from bringing to market additional newly built high-spec rigs.  During the quarter, we closed on our previously announced ESCO acquisition.  The ESCO acquisition brings a complementary high quality well servicing fleet and strong operating team in regions where we were not operating prior – notably in the Haynesville Shale, and SCOOP and STACK plays – as well as further expanding our Permian Basin presence.  We now operate a fleet of 123 high-spec rigs across all major liquid-rich basins with an additional 20 high-spec rig deliveries to come.  Our IPO funds have left us with a strong balance sheet and liquidity that is allowing us to proactively support and grow our business.  We are well positioned and excited about the future, as we look to capitalize on favorable horizontal well trends with our expanding fleet of purpose built high-spec rigs.”

Financial Results

Revenues

Revenues increased to $33.7 million in Q2 from $29.1 million in Q1. The overall increase was mainly due to increasing rig utilization in our Well Services segment. The results by segment were as follows:

•

Well Services revenue increased 16% to $31.7 million in Q2 from $27.3 million in Q1. Rig utilization as measured by average monthly hours per rig increased to 213 from 194. The average number of rigs was flat at 67 for the quarter. The Company ended the second quarter with 73 rigs. Other Well Service activities also increased.

•	Processing Solutions revenue increased slightly to $2.0 million from $1.8 million in Q1.

Operating Loss and Net Loss

The operating loss in Q2 was $4.9 million a decrease of $0.8 million from a loss of $5.7 million in Q1. The increase in gross margin was partially offset by higher general and administrative costs mainly due to the preparation of the IPO.

Net loss was $6.0 million compared to $6.2 million in Q1. The improved operating performance was offset by higher non-cash interest expense.

Adjusted EBITDA

Adjusted EBITDA increased to $3.4 million in Q2 from $1.1 million in Q1. The increase is mainly due to the increase in gross.

Liquidity and Balance Sheet

Operating Activities: Net cash used in operating activities was $8.6 million for the six months ended June 30, 2017.

Investing Activities: Net cash used in investing activities was $10.5 million for the six months ended June 30, 2017. Not included in these numbers were two items:  i) assets worth $7.7 million for non-cash additions in the current period and ii) $7.6 million in assets purchased via capital lease financing.

Financing Activities: Net cash provided by financing activities was $19.9 million for the six months ended June 30, 2017 comprising of $17.6 million in borrowings from related parties and $4.0 million of contributions from the Company’s previous parent, partially offset by repayment of the bank loan of $1.6 million.

Subsequent to the quarter and in conjunction with the IPO, the related party loans were converted to equity and the bank loans of $10.4 million were repaid. Following the closing of the IPO and the ESCO acquisition, the Company has seller notes in an aggregate principal amount of $7 million related to the acquisition. In addition, the Company entered into a $50 million revolving credit facility (with the current borrowing capacity at approximately $20 million).

Presentation

This press release presents historical results, for the periods presented, of Ranger Energy Services, LLC, and Torrent Energy Services, LLC, the predecessor of Ranger Energy Services, Inc. for financial reporting purposes. The financial results of Ranger have not been included in this press release as it had not engaged in any business or other activities during the periods presented. Accordingly, these historical results do not purport to reflect what the results of operations of Ranger would have been had the IPO and related transactions occurred prior to such periods. For example, these historical results do not reflect the attribution of net income to non-controlling interests or the provision for corporate income taxes on the income attributable to Ranger that Ranger expects to recognize in future periods.

About Ranger Energy Services, Inc.

Ranger Energy Services, Inc. is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings from time to time with the SEC in connection with Ranger’s initial public offering. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:

Robert S. Shaw Jr.

Chief Financial Officer

(713) 935-8900

robert.shaw@rangerenergy.com

RANGER ENERGY SERVICES, INC. PREDECESSOR

UNAUDITED COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	Three Months Ended
	June 30, 2017	March 31, 2017
Revenues
Well Services	$31.7	$27.3
Processing Solutions	2.0	1.8
Total revenues	33.7	29.1

Operating expenses
Cost of services (exclusive of depreciation and amortization shown separately):
Well Services	25.5	23.2
Processing Solutions	0.7	0.7
Total cost of services	26.2	23.9
General and administrative	8.4	7.3
Depreciation and amortization	4.0	3.6
Total operating expenses	38.6	34.8

Operating loss	(4.9)	(5.7)

Other expenses
Interest expense, net	(1.1)	(0.5)
Total other expenses	(1.1)	(0.5)
Net loss	$(6.0)	$(6.2)

RANGER ENERGY SERVICES, INC. PREDECESSOR

UNAUDITED COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	December 31,
Assets	2017	2016
Current assets
Cash and cash equivalents	$2.4	$1.6
Restricted cash	1.6	1.8
Accounts receivable, net	19.1	13.4
Unbilled revenues	1.5	1.2
Prepaid expenses and other current assets	4.1	1.4
Assets held for sale	2.9	2.9
Total current assets	31.6	22.3
Property, plant and equipment, net	120.9	102.4
Goodwill	1.6	1.6
Intangible assets, net	8.9	9.2
Other assets	2.3	0.2
Total assets	$165.3	$135.7

Liabilities and Net Parent Investment
Current liabilities
Accounts payable	$11.7	$4.7
Accounts payable - related party	—	2.4
Accrued expenses	11.2	2.0
Capital lease obligations, current portion	7.4	0.5
Related party debt	17.6	—
Long-term debt, current portion	10.5	2.3
Total current liabilities	58.4	11.9
Capital lease obligations, less current portion	0.7	0.3
Long-term debt, less current portion	—	9.8
Other long-term liabilities	1.0	1.1
Total liabilities	60.1	23.1

Commitments and contingencies

Net parent investment	105.2	112.6
Total liabilities and net parent investment	$165.3	$135.7

RANGER ENERGY SERVICES, INC. PREDECESSOR

UNAUDITED COMBINED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

Six months ended
June 30, 2017
Cash Flows from Operating Activities
Net loss	$(12.1)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7.6
Bad debt expense	0.1
Equity based compensation	0.7
Changes in operating assets and liabilities, net of effect of acquisition
Accounts receivable	(5.8)
Unbilled revenue	(0.2)
Prepaid expenses and other current assets	(2.7)
Other assets	(2.1)
Accounts payable	6.5
Accounts payable - related party	(2.4)
Accrued expenses	1.9
Other long-term liabilities	(0.1)
Net cash used in operating activities	(8.6)

Cash Flows from Investing Activities
Purchase of property, plant and equipment	(10.5)
Net cash used in investing activities	(10.5)

Cash Flows from Financing Activities
Payments on long-term debt	(1.6)
Borrowings on related party debt	17.6
Principal payments on capital lease obligations	(0.3)
Contributions from parent	4.0
Restricted cash	0.2
Net cash provided by financing activities	19.9

Increase (decrease) in Cash and Cash equivalents	0.8
Cash and Cash Equivalents, Beginning of Period	1.6
Cash and Cash Equivalents, End of Period	$2.4

Supplemental Cash Flows Information
Interest paid	$(0.5)
Supplemental Disclosure of Noncash Investing and Financing Activity
Non-cash capital expenditures	$(7.7)
Non-cash additions to fixed assets through capital lease financing	$(7.6)

RANGER ENERGY SERVICES, INC. PREDECESSOR

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

Adjusted EBITDA is not a financial measure determined in accordance with GAAP. We define Adjusted EBITDA as net loss before interest expense, net, income tax provision (benefit), depreciation and amortization, equity‑based compensation, acquisition‑related and severance costs, impairment of goodwill, costs incurred for IPO-related services and certain other items that we do not view as indicative of our ongoing performance.

We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that our results will be unaffected by the items excluded from Adjusted EBITDA. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. The following table presents reconciliations of net income (loss) to Adjusted EBITDA, our most directly comparable financial measure calculated and presented in accordance with GAAP.

The following table is a reconciliation of Net income (loss) to Adjusted EBITDA for the three months ended June 30, 2017 and March 31, 2017, in millions:

	Three Months Ended			Three Months Ended
	June 30, 2017			March 31, 2017			Change $
	Well	Processing		Well	Processing		Well	Processing
	Services	Solutions	Total	Services	Solutions	Total	Services	Solutions	Total
Net income (loss)	$(6.2)	$0.2	$(6.0)	$(6.3)	0.1	$(6.2)	$0.1	$0.1	$0.2
Interest expense, net	1.1	—	1.1	0.5	—	0.5	0.6	-	0.6
Income tax provision (benefit)	—	—	—	—	—	—	-	-	-
Depreciation and amortization	3.7	0.3	4.0	3.3	0.3	3.6	0.4	-	0.4
Equity based compensation	0.4	—	0.4	0.3	0.1	0.4	0.1	(0.1)	-
Acquisition related and severance costs	2.4	—	2.4	1.1	—	1.1	1.3	-	1.3
Costs incurred for IPO related services	1.5	—	1.5	1.7	—	1.7	(0.2)	-	(0.2)
Adjusted EBITDA	$2.9	$0.5	$3.4	$0.6	$0.5	$1.1	$2.3	$—	$2.3